Exhibit 99.1

Nasdaq Listing Qualifications Panel Agrees to Further Extension of Deadline for Pegasus Communications Class A Common Stock

Bala Cynwyd, PA, December 7, 2004 - Pegasus Communications Corporation (NASDAQ:
PGTVE) announced today that The Nasdaq Listing Qualifications Panel (the "Panel") notified the Company that it has decided that, pursuant to the Company's November 30, 2004 request, the Company's Class A common stock would continue to be listed on the Nasdaq National Market through December 17, 2004. If the Company files on or before December 17, 2004 its second quarter 2004 Form 10-Q with financial statements that have been fully reviewed by its independent accountants in accordance with Statement on Auditing Standards No. 100, Interim Financial Information ("SAS 100") and any related statements, the extension would be further extended through December 24, 2004 to permit the Company to file its third quarter 2004 Form 10-Q. The Panel had previously granted the Company a November 30, 2004 extension to file these reports with the Securities and Exchange Commission.

About Pegasus Communications

Pegasus Communications Corporation is the parent company of Pegasus Satellite Communications, Inc.; Pegasus Development Corporation, which holds Ka band satellite licenses granted by the FCC and intellectual property rights licensed from Personalized Media Communications L.L.C.; Pegasus Guard Band LLC, which holds FCC licenses to provide terrestrial communications services in the 700 MHZ spectrum covering areas of the United States including approximately 180 million people (POPS); and Pegasus Rural Broadband LLC, which provides wireless broadband Internet access in rural areas.

Safe Harbor

Any statements which are not historical facts are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward-looking statements. Such forward- looking statements may be identified with words such as "we expect," "we predict," "we believe," "we project," "we anticipate," and similar expressions.

Pegasus Communications' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events, including pending transactions, will occur as anticipated or that the Company's results will be as estimated.

Factors which can affect our performance and future events are described in our filings with the Securities and Exchange Commission, and include the following: general economic and business conditions, nationally, internationally, and in the regions in which we operate; catastrophic events, including acts of terrorism; relationships with and events affecting third parties; demographic changes; existing government regulations and changes in, or the failure to


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comply with, government regulations; competition; the loss of any significant numbers of viewers; changes in business strategy or development plans; the cost of pursuing new business initiatives; technological developments and difficulties; our ability to obtain intellectual property licenses and to avoid committing intellectual property infringement; our ability to attract and retain qualified personnel; the bankruptcy relating to subsidiaries of the Company; and the availability and terms of capital to fund our business plan and the expansion of our businesses.

Persons are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


Contact Information:
Howard E. Verlin
Pegasus Communications Corporation
(610) 934-7050
hverlin@pgtv.com